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                                   EXHIBIT 21

SUBSIDIARIES

FOREIGN SUBSIDIARIES

Sherwin-Williams do Brasil Industria e Comercio Ltda., Sao Paulo, Brazil* Sherwin-Williams Canada Inc., Toronto, Ontario, Canada
147926 Canada Inc., Gravenhurst, Ontario, Canada
Compania Sherwin-Williams, S.A. de C.V., Mexico City, Mexico*
Sherwin-Williams Cayman Islands Ltd., Grand Cayman*
The Sherwin-Williams Co. Resources Limited, Kingston, Jamaica
Sherwin-Williams (Caribbean) N.V., Curacao
Sherwin-Williams (West Indies) Ltd., Kingston, Jamaica
Sherwin-Williams Foreign Sales Corporation Limited, Charlotte Amalie, Virgin Islands

UNITED STATES SUBSIDIARIES

Contract Transportation Systems Company
DIMC, Inc.
Dupli-Color Products Company
Interiors Guild, Inc.
MTM Development Corporation
Sherwin-Williams Acceptance Corporation
Sherwin-Williams International Company
SWIMC, Inc.

*Unconsolidated

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